Exhibit 99.1

  Willis Group Holdings Announces Results from Annual Meeting Of Stockholders

     NEW YORK--(BUSINESS WIRE)--May 7, 2004--Joe Plumeri, Chairman and Chief Executive Officer of Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, outlined the corporation's progress through 2003 and reflected on first quarter 2004 results at the company's Annual Meeting of Shareholders which was held on May 7, 2004 in New York City.
     "2003 was another great year for Willis - for our shareholders, our clients and our Associates around the world," said Mr. Plumeri. "The positive momentum we established in 2001 and 2002 gathered pace last year, with record operating results, a strengthened balance sheet, a rising share price and the introduction of a range of initiatives and programs to support our continued growth and development. Working together under one flag, we have produced great results as we begin to realize some of the Group's tremendous potential. We will continue our mission to be the world's best broker, armed with a unified vision and purpose to build a great sales and service culture for success in all market environments."
     Concurrent with the annual meeting, the Board of Directors declared a quarterly cash dividend of $0.1875 per common share on the Company's common stock, payable on July 13, 2004 to shareholders of record on June 30, 2004.

     At the meeting, shareholders:

        re-appointed Deloitte & Touche as auditors until the close of the next Annual General Meeting of Shareholders and authorized the Audit Committee on behalf the Board of Directors to fix the auditors remuneration, and elected all Directors until the close of the next Annual
        General Meeting of Shareholders

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in some 80 countries, its global team of 14,500 Associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.

    CONTACT: Willis Group Holdings Limited
             (Investors)
             Kerry K. Calaiaro, 212/837-0880
             calaiaroke@willis.com
             or (Media)
             Nicholas Jones, + 44 20 7488-8190
             jonesnr@willis.com
             or Dan Prince, 212/837-0806
             princeda@willis.com